Exhibit 99.1

CARMIKE CINEMAS REPORTS SECOND QUARTER 2008 RESULTS

COLUMBUS, GA – August 11, 2008 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today reported results for its second quarter ended June 30, 2008.

Second Quarter Operating Results

Total revenue for the quarter ended June 30, 2008 was $118.2 million as compared to $128.1 million for the quarter ended June 30, 2007. Admissions revenue was $77.1 million for the quarter ended June 30, 2008 as compared to $83.4 million for the quarter ended June 30, 2007. Concessions and other revenue was $41.2 million for the second quarter of 2008 as compared to $44.8 million for the quarter ended June 30, 2007.

Operating income was $8.1 million for the second quarter of 2008 as compared to $11.6 million for the same period in 2007.

Theatre level cash flow was $22.5 million for the second quarter of 2008 compared to $26.3 million for the same period in 2007. General and administrative costs were $4.6 million in the second quarter of 2008 versus $5.4 million in the prior year period. Interest expense, net of interest income was $10.1 million for the second quarter of 2008 as compared to $11.9 million for the same period in 2007.

“We believe that our ongoing focus on improving Carmike’s cost structure is evident in our operating and general and administrative costs that were considerably lower than the second quarter of last year. As well, our admissions per patron increased 5.5% from the second quarter of last year,” said Michael W. Patrick, Carmike’s Chairman, President and Chief Executive Officer. “While revenues declined year over year, this was primarily the result of an overall decline in the industry box office given an unusually strong mix of film product in the prior year period, the closure of some of our underperforming theatres and no 3-D film product in this year’s second quarter.”

Net loss was $2.2 million, or $0.17 per diluted share, for the quarter ended June 30, 2008, compared to a net loss of $56.8 million, or $4.51 per diluted share, for the quarter ended June 30, 2007. Included in the 2007 quarter’s net loss was income tax expense of $ 58.4 million primarily related to the full valuation allowance to reserve deferred tax assets.

For the six months ended June 30, 2008 total revenue was $235.4 million as compared to $236.8 million for the same period in 2007. Admissions revenue was $155.5 million for the six months ended June 30, 2008 as compared to $154.9 million for the same period in 2007. Concessions and other revenue was $79.9 million for the six months ended June 30, 2008 as compared to $81.9 million for the same period in 2007.

Operating income was $14.4 million for the six months ended June 30, 2008 as compared to $17.6 million for the same period in 2007.

Theatre level cash flow was $43.7 million for the six months ended June 30, 2008 as compared to $47.6 million for the same period in 2007. General and administrative expenses were $10.3 million for the six months ended June 30, 2008 as compared to $11.4 million for the same period in 2007. Interest expense, net of interest income was $21.2 million for the six months ended June 30, 2008 as compared to $23.7 million for the same period in 2007. Net loss was approximately $6.6 million, or $0.52 per diluted share, for the six months ended June 30, 2008, as compared to a net loss of $60.6 million, or $4.82 per diluted share, for the same period in 2007.

At June 30, 2008, Carmike’s cash and cash equivalents balance was $15.3 million versus $22.0 million at December 31, 2007. Carmike had net debt of $399.8 million at June 30, 2008 compared to net debt of $399.7 million at December 31, 2007. During the second quarter of 2008, Carmike made a $5 million unscheduled repayment of long-term debt. At June 30, 2008, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.

Discontinued Operations

Carmike evaluates its portfolio of theatres for potential closure when a lease term is nearing expiration, a theatre is underperforming or there is an opportunity to sell assets and better deploy the invested capital. For the three and six months ended June 30, 2008 and 2007, Carmike has reported the results of operations for closed theatres, including gains or losses on disposal, as discontinued operations in its consolidated statements of operations. The cash flow from these theatres has been eliminated from Carmike’s operations, and Carmike will have no continuing involvement in their operations.

Deferred Income Tax Asset Valuation Allowance

As previously disclosed during the second quarter of 2007, Carmike determined that the recoverability of its deferred tax assets was uncertain and recorded a non-cash valuation allowance to fully reserve its deferred tax assets, as prescribed by SFAS No. 109, “Accounting for Income Taxes.” Carmike generated additional net operating losses during the six months ended June 30, 2008, and continues to believe the recoverability of its deferred tax assets is uncertain. Accordingly, no overall tax benefit was recognized in the first six months of 2008 and 2007.

Conference Call Information

Carmike will hold its second quarter 2008 earnings conference call today, Monday, August 11, 2008, at 5:00 p.m. Eastern Time to discuss the information contained in this release.

The conference call can be accessed by dialing (888) 264-8943 or for international participants (913) 981-5522. The replay of the conference call will be available until August 20, 2008, by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 9954589.

This call will also be webcast live over the Internet from Carmike’s website at www.carmike.com under the Investor Relations section. The on-line replay will be available for a limited time immediately following the call.

Supplemental Financial Measures

Total debt, net debt and theatre level cash flow are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization and loss (gain) on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the three and six months ended June 30, 2008 and 2007, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.

About Carmike Cinemas

Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 257 theatres and 2,308 screens in 36 states, as of June 30, 2008. As of June 30, 2008, Carmike had 2,170 screens on a digital-based platform, including 428 equipped with 3-D capability. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance and our strategies and operating goals, including our operating performance improvement plan. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007 under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Admissions	$77,057	$83,363	$155,492	$154,912
Concessions and other	41,167	44,765	79,869	81,902

Total operating revenues	118,224	128,128	235,361	236,814
Operating costs and expenses:
Film exhibition costs	43,976	47,281	85,924	85,361
Concession costs	4,451	5,018	8,613	8,617
Other theatre operating costs	47,316	49,489	97,090	95,240
General and administrative expenses	4,647	5,380	10,299	11,393
Depreciation and amortization	9,235	10,420	18,471	20,015
Loss (gain) on sale of property and equipment	522	(1,068)	533	(1,392)

Total operating costs and expenses	110,147	116,520	220,930	219,234

Operating income	8,077	11,608	14,431	17,580

Interest expense, net	10,063	11,862	21,206	23,665
Gain on sale of investments	0	(1,678)	0	(1,678)

Gain (loss) from continuing operations before income taxes	(1,986)	1,424	(6,775)	(4,407)
Income tax expense (benefit)	87	58,415	(81)	56,003

Loss from continuing operations	(2,073)	(56,991)	(6,694)	(60,410)
Income (loss) from discontinued operations, net of tax	(146)	149	134	(167)

Net loss available for common stockholders	$(2,219)	$(56,842)	$(6,560)	$(60,577)

Weighted average shares outstanding
Basic	12,657	12,614	12,654	12,549
Diluted	12,657	12,614	12,654	12,549

Net loss per common share:
Basic	$(0.17)	$(4.51)	$(0.52)	$(4.82)

Diluted	$(0.17)	$(4.51)	$(0.52)	$(4.82)

Dividends declared per share	$0.175	$0.175	$0.35	$0.35

TOTAL DEBT AND NET DEBT (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	June 30, 2008	December 31, 2007
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,760	$4,648
Long term debt, less current maturities	291,977	298,465
Capital leases and long-term financing obligations, less current maturities	118,377	118,600

Total debt	415,114	421,713
Less cash and cash equivalents	(15,339)	(21,975)

Net debt	$399,775	$399,738

THEATRE LEVEL CASH FLOW (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Income	$8,077	$11,608	$14,431	$17,580
Loss (gain) on sale of property and equipment	522	(1,068)	533	(1,392)
General and administrative expenses	4,647	5,380	10,299	11,393
Depreciation and amortization	9,235	10,420	18,471	20,015

Theatre level cash flow	$22,481	$26,340	$43,734	$47,596

Company Contact:

Investor Relations

203/682-8211